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                                                                   Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-30537) of CalEnergy Company, Inc. and CalEnergy Capital Trust II for the registration of 3,600,000 6-1/4% Trust Convertible Preferred Securities, $180,000,000 6-1/4% Convertible Junior Subordinated Debentures of CalEnergy Company, Inc. and 4,195,800 shares of Common Stock of CalEnergy Company, Inc. and to the incorporation by reference therein of our report dated 20 June 1996 with respect to the consolidated financial statements of Northern Electric plc included in the Current Report on Form 8-K/A dated February 18, 1997 of CalEnergy Company, Inc. filed with the Securities and Exchange Commission.


ERNST & YOUNG
Chartered Accountants
Newcastle Upon Tyne
England
24 July 1997